EXHIBIT 99.1

PRESS RELEASE

Contact:

John Simmons, V.P., CFO Stewart & Stevenson Services, Inc. 713-868-7700

FOR IMMEDIATE RELEASE

STEWART & STEVENSON SERVICES REPORTS

FOURTH QUARTER AND FISCAL YEAR 2004 RESULTS

Fourth Quarter Earnings From Continuing Operations Were $0.34 Per Diluted Share

Losses From Discontinued Operations Were $0.63 Per Diluted Share

Total Fourth Quarter Net Loss of $0.29 Per Diluted Share

HOUSTON – March 17, 2005 – Stewart & Stevenson Services, Inc. (NYSE: SVC) announced its operating results for the fourth quarter and year ended January 31, 2005.

Sales for the fourth quarter of fiscal 2004 totaled $304.9 million compared to sales of $261.4 million recorded in the same period a year ago.  Net earnings from continuing operations in the fourth quarter of fiscal 2004 were $10.0 million or $0.34 per diluted share compared to a net loss of $20.7 million or $0.72 per diluted share in the fourth quarter of fiscal 2003.  These results reflect the significant year over year improvements in the company’s core business segments.

Business segments reported as discontinued operations include the Airline Products Division, which was sold in January 2005; the Distributed Energy Solutions business, which the company is reporting as a discontinued operation in the fourth quarter of fiscal 2004; and other businesses sold in prior years.  Such discontinued businesses incurred a net combined loss of $0.63 per diluted share in the fourth quarter, compared to a net loss of $0.74 per diluted share in the fourth quarter of fiscal 2003.  The fourth quarter 2004 loss was primarily attributable to the provision for remaining contractual obligations in the Distributed Energy Solutions business.  After taking into account these losses, the company incurred a total net loss in the fourth quarter of fiscal 2004 of $8.4 million or $0.29 per diluted share compared to a net loss of $41.7 million or $1.46 per diluted share in the fourth quarter of fiscal 2003.

Sales from continuing operations for fiscal year 2004 totaled $1.16 billion compared to sales of $1.07 billion recorded in fiscal 2003.  Net earnings from continuing operations for fiscal year 2004 were $42.1 million or $1.44 per diluted share compared to a net loss of $8.4 million or $0.29 per diluted share in the previous year.  After taking into account the effect of losses from discontinued operations, the company reported total net income for fiscal year 2004 of $5.0 million or $0.17 per diluted share compared to a net loss of $53.2 million or $1.86 per diluted share in fiscal year 2003.

Max L. Lukens, the company’s President and Chief Executive Officer, stated, “The results from continuing operations reflect the positive impact of the many actions we have taken and continue to take aimed at generating acceptable returns in all of our core businesses.  While results from our discontinued operations negatively impacted the company’s overall financial performance, we have taken important steps to exit two of our non-core businesses.  We are focusing on our primary segments, Tactical Vehicles Systems and Power Products, and we will continue to pursue opportunities for improved returns and growth in each of them.”

Discontinued Operations

During the fourth quarter of fiscal 2004, the company continued to execute previously announced plans to exit the turnkey engineering, procurement, and construction activities of the Distributed Energy Solutions segment.  The identified assets and liabilities and results of operations for that segment are being reported as discontinued operations for the current quarter and for all periods presented.  During the fourth quarter of fiscal 2004, this business reported an after-tax loss of $17.3 million, which was primarily attributable to inventory valuation adjustments associated with the liquidation of remaining inventory and the provision for remaining customer warranty and other obligations.  While the company will continue to perform warranty, maintenance and other contractual obligations in this business, its level of activity related to new construction obligations is substantially complete.

In addition, the company completed the sale of its Airline Products business during the fourth quarter and the operating losses of that segment prior to the sale as well as the gain on the sale transaction were recorded as discontinued operations.  The net impact in the quarter from the Airline Products business was a loss of $1.0 million after tax.

Segment Data

The Tactical Vehicle Systems segment, which manufactures tactical vehicles for the U.S. Army and others, recorded sales of $136.9 million in the fourth quarter of fiscal 2004 compared to $116.3 million in the prior year’s fourth quarter.  Operating profit for the fourth quarter of fiscal 2004 decreased to $10.0 million compared to $16.1 million in the fourth quarter of fiscal 2003.  The impact of the higher sales volume was offset by the expected lower contract margins and higher material costs on deliveries under the current multi-year contract with the U.S. Army to produce the Family of Medium Tactical Vehicles (“FMTV”) which began during November 2004.  Backlog in this segment at January 31, 2005 was $456.6 million, and includes a contract award received in the fourth quarter for the production of an additional 545 Low Signature Armored Cabs (“LSAC”)  for use on the FMTV.

The Power Products segment, which is responsible for sales and aftermarket support of a wide range of industrial and transportation equipment, recorded sales of $134.2 million in the fourth quarter of fiscal 2004 compared to $127.4 million a year ago.  This improvement in sales was realized despite having exited product lines and facilities during the past year representing approximately $15 million in fourth quarter 2003 sales.  Improving economic conditions and focused sales efforts in the company’s primary markets have offset the sales impact of the product exits.

Fourth quarter operating profit totaled $6.5 million compared to a $35.9 million operating loss in the comparable period of fiscal 2003.  The fourth quarter 2003 results included charges of approximately $22 million related to goodwill impairment, inventory write-downs, employee separation, warranty issues and accounts receivable valuation which were not replicated in the fourth quarter of the current year.  In addition, this segment’s operating results have improved due to numerous actions taken beginning in the second half of fiscal 2003 aimed at improving the quality of sales and reducing operating costs.  These actions include reductions in the workforce, closure of facilities, and the exit of certain marginal product lines. The current quarter also included a $2.0 million gain related to LIFO inventory valuation adjustments.

The Engineered Products segment, which manufactures equipment for the well servicing industry, as well as mobile railcar movers, off-road seismic vehicles, and snow blowers, recorded sales of $33.9 million for the fourth quarter of fiscal 2004 compared to $17.7 million in the same quarter last year.  Operating profit for the fourth quarter of fiscal 2004 increased to $2.0 million compared to an operating loss of $9.6 million in the previous year.  The fourth quarter of fiscal 2003 included charges of approximately $4.0 million related to asset impairment and inventory write-downs.  The remainder of the improved operating profit is the result of increased sales volume, operating expense reductions and a $0.6 million gain related to annual LIFO inventory valuation.  Backlog for this segment increased to $91.9 million at January 31, 2005, compared to $20.1 million at January 31, 2004.

Liquidity

Total cash and short-term investments increased to $132.9 million at January 31, 2005 as compared to $83.0 million at the end of the third quarter, primarily reflecting the cash portion of the sale of the Airline Products business.  Total debt at January 31, 2005 was $26.7 million. Net cash provided by operating activities during the fourth quarter was $8.4 million, and net cash provided by investing activities was $48.4 million.  During the fourth quarter, the company entered into a $100 million bank revolving credit facility which provides the company with additional financial flexibility going forward.

Conference Call

Stewart & Stevenson Services has scheduled a conference call for Thursday, March 17, 2005 at 10:00 a.m. Eastern Time to review fourth quarter and full year results.  To listen to the call, dial 800-299-7635 or 617-786-2901 and use pass code 30232624 at least ten minutes before the conference call begins.  A telephonic replay of the conference call will be available through March 24, 2005 and may be accessed by dialing 888-286-8010 or 617-801-6888 and using pass code 86849724.

Investors, analysts, and the general public will also have the opportunity to listen to the conference call free over the Internet by visiting the company’s web site at www.ssss.com.  To listen to the live call on the web, please visit the Stewart & Stevenson web site at least fifteen minutes early to register, download, and install any necessary audio software.  For those who cannot listen to the live web cast, an audio archive will be available shortly after the call ends.

Stewart & Stevenson Services, Inc., founded in 1902, is a billion-dollar company that manufactures, distributes, and provides service for a wide range of industrial products and diesel-powered equipment to key industries worldwide, including power generation, defense, marine, petroleum, and transportation.

This press release contains forward-looking statements that are based on management’s current expectations, estimates, and projections.  These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.  Many factors, including those discussed more fully elsewhere in this release and in the Company’s filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K, as well as others, could cause results to differ materially from those stated.  These factors include, but are not limited to, risks of dependence on government and failure to obtain new government contracts, inherent risks of government contracts, risks of supply interruptions to Tactical Vehicle Systems segment, risks associated with Distributed Energy Solutions segment, risks of fixed-price contracts, risks as to cost controls,  risks of general economic conditions, risks as to rising steel prices, risks of oil and gas industry economic conditions, risks of airline industry economic conditions, risks as to distributorships, risks as to licenses, risk of competition, risks relating to technology, risks as to terrorist attacks on the U.S. and their impact on the U.S. economy, risks relating to personnel, risks of claims and litigation, risks of product defects, risks as to foreign sales and global trade matters, risks as to information technology, risks as to acquisitions and restructuring activities, risks as to currency fluctuations, risks as to environmental and safety matters, and credit risks  all as more specifically outlined in the Company’s latest annual report on Form 10-K. In addition, such forward-looking statements could be affected by general industry and market conditions and growth rates, general domestic and international conditions including interest rates, inflation and currency exchange rates and other future factors.  Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.

STEWART & STEVENSON SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	January 31, 2005	January 31, 2004	January 31, 2005	January 31, 2004
	(Unaudited)		(Unaudited)

Sales	$304,885	$261,363	$1,156,608	$1,066,966
Cost of sales	265,020	249,024	996,724	941,826

Gross profit	39,865	12,339	159,884	125,140

Selling and administrative expenses	25,551	37,960	100,228	129,975
Impairment of assets	—	6,983	—	6,983
Pension curtailment expense	—	—	—	2,400
Other income, net	(446)	(95)	(3,695)	(620)

Operating profit (loss)	14,760	(32,509)	63,351	(13,598)

Interest expense	542	626	2,029	3,202
Interest income	(391)	(274)	(1,388)	(1,475)

Earnings (loss) from continuing operations before income taxes	14,609	(32,861)	62,710	(15,325)
Income tax expense (benefit)	4,614	(12,161)	20,656	(6,927)
Net earnings (loss) from continuing operations	9,995	(20,700)	42,054	(8,398)
Loss from discontinued operations, net of tax of ($11,256), ($11,708), ($22,714) and ($25,542)	(20,689)	(20,967)	(39,346)	(44,805)
Gain on sale of discontinued operations, net of tax of $1,311	2,270	—	2,270	—
Net earnings (loss)	$(8,424)	$(41,667)	$4,978	$(53,203)

Weighted average shares outstanding:
Basic	28,809	28,628	28,749	28,560
Diluted	29,420	28,628	29,183	28,560

Earnings (loss) per share:
Basic:
Continuing operations	$0.35	$(0.72)	$1.46	$(0.29)
Discontinued operations	(0.64)	(0.74)	(1.29)	(1.57)
Net earnings (loss) per share	$(0.29)	$(1.46)	$0.17	$(1.86)

Diluted:
Continuing operations	$0.34	$(0.72)	$1.44	$(0.29)
Discontinued operations	(0.63)	(0.74)	(1.27)	(1.57)
Net earnings (loss) per share	$(0.29)	$(1.46)	$0.17	$(1.86)

Cash dividends per share	$0.085	$0.085	$0.340	$0.340

STEWART & STEVENSON SERVICES, INC. AND SUBSIDIARIES

SEGMENT INFORMATION

(Dollars in thousands)

	Three Months Ended		Twelve Months Ended
	January 31, 2005	January 31, 2004	January 31, 2005	January 31, 2004
	(Unaudited)		(Unaudited)
Sales
Tactical Vehicle Systems	$136,853	$116,308	$549,804	$445,686
Power Products	134,166	127,360	508,378	509,981
Engineered Products	33,866	17,695	98,426	111,299
Total sales	$304,885	$261,363	$1,156,608	$1,066,966

Operating profit (loss)
Tactical Vehicle Systems	$9,983	$16,079	$64,093	$67,789
Power Products	6,476	(35,867)	11,218	(52,014)
Engineered Products	1,977	(9,647)	2,086	(11,121)
Corporate expenses, net	(3,676)	(3,074)	(14,046)	(18,252)
Total operating profit (loss)	14,760	(32,509)	63,351	(13,598)

Interest expense	542	626	2,029	3,202
Interest income	(391)	(274)	(1,388)	(1,475)
Earnings (loss) from continuing operations before income taxes	$14,609	$(32,861)	$62,710	$(15,325)

Operating profit (loss) percentage
Tactical Vehicle Systems	7.3%	13.8%	11.7%	15.2%
Power Products	4.8	(28.2)	2.2	(10.2)
Engineered Products	5.8	(54.5)	2.1	(10.0)
Consolidated	4.8%	(12.4)%	5.5%	(1.3)%

STEWART & STEVENSON SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands, except share data)

	January 31, 2005	January 31, 2004
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$130,447	$53,941
Short-term investments	2,480	7,745
Accounts receivable, net	153,383	141,263
Recoverable costs and accrued profits not yet billed	27,328	15,406
Inventories	122,937	126,491
Excess of current cost over LIFO values	(35,657)	(39,288)
Deferred income tax asset	6,307	4,791
Income tax receivable	7,223	25,229
Other current assets	5,025	15,161
Total assets of discontinued operations	51,282	97,067
Total Current Assets	470,755	447,806

Property, Plant and Equipment, net	119,261	133,203
Deferred Income Tax Asset	20,973	12,391
Intangibles and Other Assets, net	10,153	9,263
Total Assets	$621,142	$602,663

Liabilities and Shareholders’ Equity
Current Liabilities:
Notes payable	$1,671	$1,932
Accounts payable	82,943	63,087
Accrued payrolls and incentives	23,758	17,280
Billings in excess of incurred costs	59,894	69,066
Other current liabilities	37,748	36,065
Total liabilities of discontinued operations	43,469	35,814
Total Current Liabilities	249,483	223,244

Long-Term Debt	25,000	25,160
Accrued Postretirement Benefits and Pension	57,688	52,056
Other Long-Term Liabilities	4,251	4,720
Total Liabilities	336,422	305,180
Shareholders’ Equity:
Common stock, without par value, 100,000,000 shares authorized; 28,865,070 and 28,644,510 shares issued, respectively	59,616	57,056
Accumulated other comprehensive loss	(36,048)	(25,534)
Retained earnings	261,152	265,961
Total Shareholders’ Equity	284,720	297,483
Total Liabilities and Shareholders’ Equity	$621,142	$602,663

STEWART & STEVENSON SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended		Twelve Months Ended
	January 31, 2005	January 31, 2004	January 31, 2005	January 31, 2004
	(Unaudited)		(Unaudited)
Operating Activities
Net earnings (loss)	$(8,424)	$(41,667)	$4,978	$(53,203)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Net loss from discontinued operations	18,419	20,967	37,076	44,805
Impairment of assets	—	6,983	—	6,983
Deferred tax provision (benefit)	(3,838)	(218)	(4,197)	7,749
Provision for excess and obsolete inventory	—	6,100	—	6,100
Depreciation and amortization	5,773	8,562	26,547	29,855
Loss (gain) on sale of business assets	43	(410)	(2,561)	(410)
Change in operating assets and liabilities net of the effect of discontinued operations:
Accounts and notes receivable, net	(27,493)	(24,984)	(11,758)	(18,079)
Recoverable costs and accrued profits not yet billed	(9,475)	28,027	(11,922)	(9,385)
Inventories	(4,461)	9,801	(5,134)	8,950
Other current and noncurrent assets	4,133	(15,405)	22,159	(26,165)
Accounts payable	18,473	7,280	19,857	9,743
Accrued payrolls and incentives	2,139	(1,189)	6,479	1,385
Billings in excess of incurred costs	26,433	7,633	(9,173)	8,043
Other current liabilities	(2,541)	1,262	1,593	8,477
Accrued postretirement benefits and pension	(375)	173	(9,809)	(6,965)
Other, net	454	921	(960)	658
Net Cash Provided by Continuing Operations	19,260	13,836	63,175	18,541
Net Cash Used in Discontinued Operations	(10,882)	3,126	(34,163)	(1,072)
Net Cash Provided by Operating Activities	8,378	16,962	29,012	17,469

Investing Activities
Capital expenditures, excluding rental equipment	(2,092)	(10,001)	(13,060)	(24,040)
Additions to rental equipment	(1,007)	(1,369)	(6,011)	(10,726)
Proceeds from sale of businesses	47,036	1,414	51,559	1,414
Acquisition of businesses	(1,625)	(414)	(1,625)	(1,788)
Proceeds from disposal of property, plant and equipment	1,064	3,353	19,520	8,260
Change in short-term investments	4,950	70	5,265	(7,745)
Net investing activities of discontinued operations	38	(70)	150	480
Net Cash Provided by (Used in) Investing Activities	48,364	(7,017)	55,798	(34,145)

Financing Activities
Loan acquisition costs	(412)	—	(412)	—
Change in short-term notes payable	159	(388)	(261)	478
Payments on long-term borrowings	—	—	—	(30,000)
Dividends paid	(2,446)	(2,431)	(9,787)	(9,704)
Proceeds from exercise of stock options	817	349	2,156	1,867
Net Cash Used in Financing Activities	(1,882)	(2,470)	(8,304)	(37,359)

Increase (decrease) in cash and cash equivalents	54,860	7,475	76,506	(54,035)
Cash and cash equivalents, beginning of period	75,587	46,466	53,941	107,976
Cash and cash equivalents, end of period	$130,447	$53,941	$130,447	$53,941

STEWART & STEVENSON SERVICES, INC. AND SUBSIDIARIES

SELECTED OTHER INFORMATION

Continuing Operations

	ORDER BACKLOG
($ Millions)	November 1, 2003	January 31, 2004	May 1, 2004	July 31, 2004	October 30, 2004	January 31, 2005

Tactical Vehicle Systems	$550.9	$453.0	$591.2	$496.7	$450.9	$456.6

Power Products	51.7	26.4	29.3	44.2	31.3	40.1

Engineered Products	22.3	20.1	30.9	26.6	47.1	91.9

	$624.9	$499.5	$651.4	$567.5	$529.3	$588.6

TACTICAL VEHICLE SYSTEMS UNIT DELIVERIES

	Fiscal 2004
	1Q	2Q	3Q	4Q	Total
Trucks	743	751	683	627	2,804

Trailers	204	201	146	179	730
	947	952	829	806	3,534
Sales (millions)	$139	$141	$133	$137	$550

	Fiscal 2005
	1Q*	2Q*	3Q*	4Q*	Total*
Estimated Unit Deliveries

Trucks	607	605	588	585	2,385

Trailers	299	267	374	421	1,361
	906	872	962	1,006	3,746
Sales (millions)	$161	$167	$114	$114	$556

*Based on current US Army forecast and other data.

See cautionary statements above for important information regarding forward-looking statements.